SUBSIDIARIES


                  NEW YORK MARINE AND GENERAL INSURANCE COMPANY


                            GOTHAM INSURANCE COMPANY


                           MUTUAL MARINE OFFICE, INC.


                       PACIFIC MUTUAL MARINE OFFICE, INC.


                    MUTUAL MARINE OFFICE OF THE MIDWEST, INC.


                          MMO UNDERWRITING AGENCY, LTD.


                                  MMO UK, LTD.


                                  MMO EU, LTD.